Exhibit 4.3

To:	The Toronto-Dominion Bank 14/18 Finsbury Square London EC2A 1DB

Attention: Brian Cripps, Corporate Services

21st March 2003

By Courier

Dear Sirs,

£300,000,000 revolving credit facility Agreement
dated 8thMarch 2001 (as amended from time to time)
(the “Agreement”)

Cancellation Notice

We write to you in your capacity as Agent pursuant to the Agreement.

1	In accordance with clause 7.6 of the Agreement, we hereby give you irrevocable notice of the cancellation of £100,000,000 of the total of the undrawn Commitments, such cancellation to take effect on 25th March 2003. For the avoidance of doubt, the Facility shall hereafter be available in a maximum amount of £200,000,000.

2	By counter-signing this letter where indicated below, you accept and acknowledge the cancellation referred to in paragraph 1 above.

3	Terms defined in the Agreement shall have the same meaning in this letter.

Yours faithfully

For and on behalf of

British Sky Broadcasting Group PLC

M.D. Stewart
Authorised Signatory

B. Cripps
Accepted and agreed for and on behalf of The Toronto-Dominion Bank (acting in its capacity as Agent)

British Sky Broadcasting Group plc • Grant Way • Isleworth • Middlesex TW7 5QD
T 0870 240 3000 • F 0870 240 3060
sky.com

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